Exhibit 10.2

SHARE EXCHANGE AGREEMENT

    This SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 11th day of February 2011, by and among Zhongtian Mould Technologies, Inc., a Cayman Islands corporation (“Cayman Zhongtian”), Sino-Mould International Company Limited (the “Company”), a Hong Kong corporation, Jinjiang Zhongtian Mould Co., Limited, a corporation formed under the laws of the People’s Republic of China  (“Zhongtian”) and a wholly owned subsidiary of the Company, and Zhongmo Investment Holdings Corp., a British Virgin Islands corporation, and Eon Capital International Inc., a British Virgin Islands corporation, who are the sole shareholders of the Company (collectively, the “Sellers” and, together with the Company and Zhongtian, the “Seller Group”).

    WHEREAS, Cayman Zhongtian proposes to acquire 100% of the issued and outstanding equity securities of the Company (the “Company Shares”) from the Sellers in exchange (the “Exchange”) for the issuance by Cayman Zhongtian to the Sellers and/or the Sellers’ designees of 18,100,000 newly issued shares (the “Exchange Shares”) of Cayman Zhongtian’s common stock, par value U.S.$0.001 per share (the “Common Stock”) representing an aggregate of approximately 99.45% of the issued and outstanding shares of Common Stock immediately following the Closing, and the Sellers desire to exchange their respective Company Shares for the Exchange Shares on the terms described herein;

    NOW THEREFORE, on the basis of the foregoing stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
PLAN OF EXCHANGE

1.01           The Exchange.

(a)  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date each Seller shall assign, transfer and deliver, free and clear of all Liens, all of the Company Shares owned by such Seller to Cayman Zhongtian.

(b)  In consideration of the transfer of the Company Shares to Cayman Zhongtian by the Sellers, Cayman Zhongtian shall cause the Exchange Shares to be issued to the Sellers and/or the Sellers’ designees in the amounts set forth on Exhibit A hereto, representing in the aggregate approximately 99.45% of the issued and outstanding shares of Common Stock immediately following the Closing.

(c)  On the Closing Date, each shareholder of the Company shall, on surrender of its certificate or certificates representing the Company Shares owned by such shareholder, be entitled to receive the Exchange Shares.

(d)      No certificates or scrip representing fractional shares or book-entry credit of the same shall be issued upon the surrender of the Company Shares for the Exchange Shares.  Each shareholder who receives Exchange Shares who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

1.02           Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Exchange (the “Closing of the Exchange” or “Closing”) will take place at 10:00 a.m. on February 11, 2011 upon satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “Closing Date”), at the office of Troutman Sanders LLP in New York, unless another date, time or place is agreed to in writing by the parties hereto.

1.03           Officers and Directors. Upon the Effective Time of the Exchange, all officers of Cayman Zhongtian shall have resigned and Cayman Zhongtian shall have taken all action to cause ZHUANG Heping to be elected to its Board of Directors as Chairman of the Board and Chief Executive of Officer, and its officers to consist of the following: Mr. CHEN Fajin, as President, XIE Weizhi, as Vice President and CHEN Xinfa, as Vice President and R&D Director.

1.05           Registration Exemption.  It is intended that the Exchange Shares to be issued pursuant to this Agreement will be issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and therefore shall not require registration under the Securities Act or any other applicable law.

1.06           Restrictive Legends.  Certificates evidencing the Exchange Shares pursuant to this Agreement may bear the following legend, and any other legend required by the laws of any jurisdiction in which a holder of Exchange Shares resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO A VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

1.07           Closing Events.  At the Closing, the parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings and such other documents and instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE SELLER GROUP

2.01   The Seller Group hereby represent and warrant to Cayman Zhongtian as set forth in this Article II.   As used herein, the term “knowledge of the Company” or similar language refers to the actual knowledge of the executive officers and directors of the Company.

(a)  Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company.

(b)  Subsidiaries. Zhongtian is duly organized, validly existing and in good standing under the laws of People’s Republic of China and has the requisite corporate power and authority to carry on its business as now being conducted. Zhongtian is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Zhongtian.  The Company owns all of the outstanding capital stock of Zhongtian.

(c)  Capital Structure. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Other than the shares being exchanged by the Sellers in the Exchange hereunder, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d)  Authority; Noncontravention. The Seller Group has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Group and the performance by the Seller Group of its obligations hereunder have been duly authorized by all necessary action on the part of the Seller Group. This Agreement has been duly executed and delivered by the Seller Group and constitutes a valid and binding obligation of the Seller Group, enforceable against the Seller Group in accordance with its terms. The execution and delivery of this Agreement do not, and the performance by the Seller Group of its obligations hereunder will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under (i) the Articles of Incorporation or Bylaws of the Company or Zhongtian, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or Zhongtian, or their properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or Zhongtian, or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Seller Group in connection with the execution and delivery of this Agreement by the Seller Group or the consummation by the Seller Group of the transactions contemplated hereby.

(e)  Financial Statements. Cayman Zhongtian has received a copy of the audited consolidated financial statements of the Company and its subsidiaries (including Zhongtian) for the fiscal year ended December 31, 2009 and 2008 and unaudited financial statements for the nine-months ended September 30, 2010 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial condition of the Company at the dates indicated and its consolidated results of operations and cash flows for the periods then ended, except for the absence of notes in the September 30, 2010 financial statements.  Since September 30, 2010 (the “Balance Sheet Date”), there has been no material adverse effect with respect to the Company or its subsidiaries (including Zhongtian).

(f)  Litigation; Compliance with Laws.

(i)  There is no suit, action or proceeding or investigation pending or, to the knowledge of the Seller Group , threatened against or affecting the Company or Zhongtian or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or Zhongtian or prevent, hinder or materially delay the ability of the Company or Zhongtian to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or Zhongtian having, or which, insofar as reasonably could be foreseen by the Seller Group, in the future could have, any such effect.

(ii)  The conduct of the business of the Company and Zhongtian complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except where non-compliance would not have a material adverse effect with respect to the Company or Zhongtian.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CAYMAN ZHONGTIAN

3.01    Cayman Zhongtian represents and warrants to the Company as set forth in this Article III.

(a)  Organization, Standing and Corporate Power. Cayman Zhongtian is (or at Closing will be) duly organized, validly existing and in good standing under the laws of Cayman Islands, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Cayman Zhongtian is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Cayman Zhongtian.

(b)  Subsidiaries. Cayman Zhongtian has no subsidiaries.

(c)  Capital Structure. As of the date of this Agreement, the authorized capital stock of Cayman Zhongtian consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock at $0.001 par value, of which exactly 100,000 shares of Common Stock are and will issued and outstanding as of the date of this Agreement and immediately prior to the Exchange hereunder, and no shares of Cayman Zhongtian common stock or preferred stock or other securities are issuable upon the exercise of outstanding warrants, convertible notes, and options and otherwise.  Except as set forth above, no shares of capital stock or other equity securities of Cayman Zhongtian are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Cayman Zhongtian are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Cayman Zhongtian having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cayman Zhongtian may vote.  Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cayman Zhongtian or any of its subsidiaries is a party or by which any of them is bound obligating Cayman Zhongtian or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cayman Zhongtian or any of its subsidiaries or obligating Cayman Zhongtian or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Cayman Zhongtian or any of its subsidiaries or obligating Cayman Zhongtian or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Cayman Zhongtian or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Cayman Zhongtian or any of its subsidiaries.

(d)  Authority; Noncontravention. Cayman Zhongtian has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Cayman Zhongtian  and the consummation by Cayman Zhongtian of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Cayman Zhongtian. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Cayman Zhongtian, enforceable against each such party in accordance with its terms. The execution and delivery of this agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Cayman Zhongtian or any of its subsidiaries under (i) the articles of incorporation or bylaws of Cayman Zhongtian  or the comparable charter or organizational documents of any other subsidiary of Cayman Zhongtian, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cayman Zhongtian, or any other subsidiary of Cayman Zhongtian or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Cayman Zhongtian, or any other subsidiary of Cayman Zhongtian or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Cayman Zhongtian or could not prevent, hinder or materially delay the ability of Cayman Zhongtian to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Cayman Zhongtian, or any other subsidiary of Cayman Zhongtian in connection with the execution and delivery of this Agreement by Cayman Zhongtian  or the consummation by Cayman Zhongtian , as the case may be, of any of the transactions contemplated by this Agreement, except for compliance with applicable rules of the SEC, including without limitation, the filing of a Current Report on Form 8-K regarding the consummation of the Exchange.

(e)  Conversion from Nevada Predecessor.  Effective on January 14, 2011, Tianyu Steel Inc., a Nevada corporation formerly known as Europa Acquisition II, Inc. (“Europa”), effected a conversion transaction under, pursuant to and in accordance with Section 92A.105 of the Nevada Revised Statues.  As a result of such conversion, Europa was converted from Nevada and continued in the Cayman Islands as Cayman Zhongtian (the “Conversion”).  Europa was at the time of the Conversion a reporting company subject to the requirements of Section 13 of the Securities and Exchange Act of 1934 (the “Exchange Act”) by virtue of its filing of a Form 10 (SEC File No. 000-54038).

(f)  Succession Under U.S. Securities Laws.  The Conversion constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act.  Without limiting the foregoing, as a result of the Conversion, and by virtue of Rule 12g-3 under the Exchange Act, (i) the Common Stock of Cayman Zhongtian is registered under Section 12g of the Exchange Act, (ii) Cayman Zhongtian is a reporting company subject to the requirements of Section 13 of the Exchange Act, (iii) Cayman Zhongtian succeeded to the SEC file No., 000-54038, of Europa, (iv) Cayman Zhongtian is deemed to have filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) since the registration of the shares of common stock of Europa, (v) Cayman Zhongtian may take into account Europa’s reporting history under the Exchange Act in determining its eligibility to use any Form under the Exchange Act or the Securities Act of 1933 and for determining the compliance by Cayman Zhongtian with the current public information requirements of Rule 144(c)(1) under the Securities Act, and (vi) persons who have filed ownership reports on Schedule 13D or 13G for shares of Europa will not be required to file any additional or amended statements on Schedule 13D or 13G as a result of the Conversion, provided they note in their next subsequent filing that Cayman Zhongtian is the successor to Europa.

(g)  SEC Documents.  Cayman Zhongtian has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC by Cayman Zhongtian or Europa (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Cayman Zhongtian SEC Documents”). As of their respective dates, Cayman Zhongtian SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Cayman Zhongtian SEC Documents, and none of Cayman Zhongtian SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of Cayman Zhongtian SEC Documents, to the knowledge of Cayman Zhongtian’s management, contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)  Financial Statements.  The consolidated financial statements of Cayman Zhongtian included in such Cayman Zhongtian SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Cayman Zhongtian and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Cayman Zhongtian’s independent accountants). Except as set forth in Cayman Zhongtian SEC Documents, at the date of the most recent audited financial statements of Cayman Zhongtian included in Cayman Zhongtian SEC Documents, neither Cayman Zhongtian nor any of its subsidiaries had, and since such date neither Cayman Zhongtian nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Cayman Zhongtian.  As of the Closing Date, Cayman Zhongtian has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(i)  Absence of Certain Changes or Events.  Except as disclosed in Cayman Zhongtian SEC Documents, since the date of the most recent financial statements included in Cayman Zhongtian SEC Documents, Cayman Zhongtian has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Cayman Zhongtian; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Cayman Zhongtian; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Cayman Zhongtian to consummate the transactions contemplated by this Agreement.

(j)  Litigation; Labor Matters; Compliance with Laws.

(i)  There is no suit, action or proceeding or investigation pending or, to the knowledge of Cayman Zhongtian, threatened against or affecting Cayman Zhongtian or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Cayman Zhongtian or prevent, hinder or materially delay the ability of Cayman Zhongtian to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cayman Zhongtian having, or which, insofar as reasonably could be foreseen by Cayman Zhongtian, in the future could have, any such effect.

(ii)  Cayman Zhongtian is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Cayman Zhongtian.

(iii)  The conduct of the business of Cayman Zhongtian complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except where non-compliance would not have a material adverse effect with respect to Cayman Zhongtian or the Company.

(k)  Benefit Plans. Cayman Zhongtian is not a party to any Benefit Plan under which Cayman Zhongtian currently has an obligation to provide benefits to any current or former employee, officer or director of Cayman Zhongtian.

(l)  Certain Employee Payments.  Cayman Zhongtian is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Cayman Zhongtian of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(m)  Tax Returns and Tax Payments.  Cayman Zhongtian has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Cayman Zhongtian or is being asserted against Cayman Zhongtian, no audit of any Tax Return of Cayman Zhongtian is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Cayman Zhongtian and is currently in effect, as of the date of this Agreement.

(n)  Environmental Matters.  Cayman Zhongtian is in material compliance with all applicable Environmental Laws.

(o)  Contracts.  Cayman Zhongtian is not a party to any contract, agreement, understanding, commitment, obligation or other arrangement, whether written or oral, except as set forth as follows: ____________________ [NONE] ____________.  Cayman Zhongtian is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any contract or other arrangement; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(p)  Board Recommendation. The Board of Directors of Cayman Zhongtian has unanimously determined that the terms of the Exchange are fair to and in the best interests of the shareholders of Cayman Zhongtian.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO EXCHANGE

4.01    Conduct of the Company and Cayman Zhongtian. From the date of this Agreement and until the Effective Time of the Exchange, or until the prior termination of this Agreement, the Company and Cayman Zhongtian, shall not, unless mutually agreed to in writing:

(i)  engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time of the Exchange;

(ii)  sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(iii)  fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time of the Exchange;

(iv)  except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to the Company and Cayman Zhongtian or their business or assets;

(v)  not take any action that would cause a material breach of the representations and warranties contained herein; or make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V
ADDITIONAL AGREEMENTS

5.01    Access to Information; Confidentiality.

(a)  The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Cayman Zhongtian and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Exchange to its and to Zhongtian’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its and Zhongtian’s officers, employees and representatives to, furnish promptly to Cayman Zhongtian all information concerning their respective business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of Cayman Zhongtian  set forth herein and compliance by Cayman Zhongtian  of their respective obligations hereunder, during the period prior to the Effective Time of the Exchange, Cayman Zhongtian shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Cayman Zhongtian  set forth herein and compliance by Cayman Zhongtian  of their obligations hereunder, and, during such period, Cayman Zhongtian shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company and Cayman Zhongtian will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b)  No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02   Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement. Cayman Zhongtian and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to Cayman Zhongtian in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations and (ii) in facilitating each other’s due diligence investigations. Cayman Zhongtian and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Exchange.

5.03       Public Announcements. Cayman Zhongtian , on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Company may disclose the contemplated Exchange in letters to the Company’s optionees for purposes of fulfilling the Company’s obligations under the Company option plan, if any, to the said optionees.

5.04       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, it being understood that the costs and expenses incurred by Cayman Zhongtian shall be paid by the controlling shareholders of Cayman Zhongtian; provided, however, that, the foregoing notwithstanding, the Company and/or the Seller Group, on the one hand, and the controlling  shareholder of Cayman Zhongtian, on the other hand, shall each pay and be responsible for one-half of the fees associated with the opinion from Cayman Zhongtian’s legal counsel, to the Company that the terms, conditions and structure of this Exchange satisfy the laws of Cayman Islands, as contemplated by Section 6.01(b)(ix) hereof.

5.05       Directorships. Upon the Effective Time of the Exchange, all officers of Cayman Zhongtian shall have resigned and Cayman Zhongtian shall have taken all action to cause ZHUANG Heping to be elected to its Board of Directors as Chairman of the Board and Chief Executive of Officer, and its officers to consist of the following: Mr. CHEN Fajin, as President, XIE Weizhi, as Vice President and CHEN Xinfa, as Vice President and R&D Director.

5.06        No Solicitation. Except as previously agreed to in writing by the other party, neither the Company or Cayman Zhongtian shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any Exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or Cayman Zhongtian, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Exchange or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. The Company or Cayman Zhongtian will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.07       Change of Fiscal Year. Cayman Zhongtian shall take action to change its fiscal year to end on December 31.

5.08       Reporting Status.  Until at least December 31, 2012, Cayman Zhongtian shall cause its Common Stock to continue to be registered under Sections 12(g) of the Exchange Act, to comply in all material respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act even if the rules and regulations thereunder would permit such termination.

5.09       Rule 144 Legal Opinions.  The Company shall cause Cayman Zhongtian to pay, on behalf of each of the shareholders who hold any of the 100,000 shares of Common Stock outstanding immediately prior to the Closing hereunder, the cost of a reasonable number (but not fewer than one) of legal opinions as may be required for the resale of the shares of Common Stock held by such shareholders pursuant to Rule 144 under the Securities Act.

ARTICLE VI
CONDITIONS PRECEDENT

6.01       Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions (except for item (b) (ix) of this Section which are the post Merger conditions):

(a)  Deliverables of the Company.  The Company shall deliver to Cayman Zhongtian the following:

(i)   a board resolutions from the Company and Zhongtian authorizing this Agreement and the Exchange;

(ii)  an Officer Certificate of authorized officer of the Company certifying (1) the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing; and (2) compliance with and performance of their obligations with at or before the Closing;

(iii)  a certificate respecting the good standing of the Company from the appropriate authorities in Hong Kong, dated not more than (5) business days prior to the Closing Date (if the certificate is not available upon the Closing Date, the certificate should be delivered shortly after the Closing Date); and

(iv)     an opinion of counsel from the Company’s legal counsel certifying that the terms, conditions and structure of this Exchange and all related transactions including the ownership restructuring in China satisfies the laws of the People’s Republic China.

(b)  Deliverables of Cayman Zhongtian. Cayman Zhongtian  shall deliver to the Sellers the following:

(i)  an Officer Certificate of authorized officer of Cayman Zhongtian  certifying (1) the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing; and (2) compliance with and performance of their obligations with at or before the Closing;

(ii)  a Secretary Certificate of Cayman Zhongtian  certifying the signature of the authorized officer of Cayman Zhongtian, good standing, articles of incorporation, by laws of Cayman Zhongtian, and the resolutions approving the Exchange;

(iii)  a certificate from Cayman Zhongtian and the authorized officer of Cayman Zhongtian , on its own behalf, certifying zero liability at the time of the Exchange.

(iv)  resolutions from Cayman Zhongtian approving the transaction;

(v)  the minute books of Cayman Zhongtian and any of its subsidiaries, including its corporate seals, unissued stock certificates, stock registers, Certificate of Incorporation, bylaws and corporate minutes;

(vi)  information on any bank accounts of Cayman Zhongtian and any of its subsidiaries and confirmation of the cancellation of such bank accounts;

(vii)  copies of any material contracts of Cayman Zhongtian and any of its subsidiaries;

(viii)  a certificate respecting the good standing of Cayman Zhongtian from the Secretary of Cayman Islands; and

(ix)         an opinion of counsel from Cayman Zhongtian’s legal counsel to the Company, that the terms, conditions and structure of this Exchange satisfy the laws of Cayman Islands and the United States (if the opinion under the laws of Cayman islands cannot be delivered on the Closing Date, an opinion under the laws of the United States shall be delivered with the assurance from Cayman Zhongtian and its legal counsel that the opinion under the laws of Cayman Islands will be delivered shortly).

(x)         Auditor Letter. Auditor’s bring down letter or officer certificate in case that auditor’s bring down letter is not available, confirming that Cayman Zhongtian has no debt/obligation of any kind owed as of closing or the  cancellation of all liabilities of Cayman Zhongtian and its subsidiaries.

(xi)        An opinion from counsel to Cayman Zhongtian addressed to the Sellers, and in form and substance satisfactory to the Sellers, to the effect of the matters set forth in Sections 3.01 (e) and (f) hereof.

(xii)       An Officer Certificate of authorized officers and directors of Cayman Zhongtian certifying that neither Cayman Zhongtian nor any of its officers or directors will take any actions relating to Cayman Zhongtian without written consent from the Company before Mr. Zhuang Heping’s appointment as new director of Cayman Zhongtian becomes effective.

(xiii)      True and correct copies of the share certificates of Cayman Zhongtian Common Stock representing the 100,000 currently outstanding shares.

(xiii)       Original share certificates representing the Exchange Shares in the names and denominations specified on Exhibit A attached hereto.

(xiv)       The written resignations as contemplated by Section 6.03(b) hereof.

(xv)        Evidence that an appropriate Form 14f under the Exchange Act, applicable to the change in directors contemplated hereby, is being concurrently filed with the Securities and Exchange Commission.

6.02    Conditions to Obligations of Cayman Zhongtian. The obligations of Cayman Zhongtian  to effect the Exchange are further subject to the following conditions:

(a)  No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Exchange or any of the other transactions contemplated by this Agreement or seeking to obtain from Cayman Zhongtian or any of its subsidiaries any damages that are material in relation to Cayman Zhongtian and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Cayman Zhongtian or any of its subsidiaries of any material portion of the business or assets of the Company, Cayman Zhongtian or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Cayman Zhongtian or any of its subsidiaries, as a result of the Exchange or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Cayman Zhongtian to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Cayman Zhongtian or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(b)  Due Diligence Investigation. Cayman Zhongtian shall be satisfied with the results of its due diligence investigation of the Company and Zhongtian in its sole and absolute discretion.

6.03   Conditions to Obligation of the Company. The obligation of the Company to effect the Exchange is further subject to the following conditions:

(a)  No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Exchange or any of the other transactions contemplated by this Agreement or seeking to obtain from Cayman Zhongtian or any of its subsidiaries any damages that are material in relation to Cayman Zhongtian and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Cayman Zhongtian or any of its subsidiaries of any material portion of the business or assets of the Company, Cayman Zhongtian or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Cayman Zhongtian or any of its subsidiaries, as a result of the Exchange or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Cayman Zhongtian to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Cayman Zhongtian or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(b)  Resignations. Cayman Zhongtian shall deliver to the Company written resignations of all of the officers of Cayman Zhongtian and evidence of election of those new directors and officers as further described in Section 5.05 herein.

(c)  Rule 14f-1. Cayman Zhongtian, shall file with the SEC and mail to its shareholders of record an information statement prepared in accordance with SEC Rule 14f-1, containing information about the change of directors of the board, among other things. Before the effectiveness of the change of directors of the board, the current board and management of Cayman Zhongtian shall not take any action relating to Cayman Zhongtian without the written consent of the Company.

(d)  Officer Certificates.  Cayman Zhongtian’s executive officers shall deliver a certificate on the absence of any liabilities or claims to the Company or its assets to the satisfaction of the Company.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.01    Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Exchange:

(a)  by mutual written consent of Cayman Zhongtian and the Company;

(b)  by either Cayman Zhongtian or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Exchange and such order, decree, ruling or other action shall have become final and nonappealable;

(c)  by either Cayman Zhongtian or the Company if the Exchange shall not have been consummated on or before February 11, 2011 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Exchange);

(d)  by Cayman Zhongtian, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(e)  by the Company, if Cayman Zhongtian  willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02   Effect of Termination. In the event of termination of this Agreement by either the Company or Cayman Zhongtian as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cayman Zhongtian, or the Company, other than the provisions of the last sentence of Section 5.01(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04   Extension; Waiver. Subject to Section 7.0 1(c), at any time prior to the Effective Time of the Exchange, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05  Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Cayman Zhongtian or the Company, action by its Board of Directors.

7.06  Return of Documents. In the event of termination of this Agreement for any reason, Cayman Zhongtian and the Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Cayman Zhongtian and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS

8.01  Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Exchange for a period of 18 months; and as a result, no party shall be entitled to indemnification hereunder with respect to a breach or alleged breach of any representation or warranty hereunder except to the extent that notice of a claim for indemnification hereunder with respect to such breach or alleged breach is given to the party that would be the indemnifying party not later than the 18-month anniversary of the closing hereunder.

8.02    Indemnification.

(a)  Irrespective of any due diligence investigation conducted by the Company with regard to the transactions contemplated hereby, Cayman Zhongtian and its controlling persons as of the time of the execution and delivery of this Agreement shall indemnify and hold the Seller Group, including the Sellers, the Company and Zhongtian and each of their respective officers and directors (the “Company Representatives”) harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Company or any of the Company Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Cayman Zhongtian as set forth herein.

(b)  The Company shall indemnify and hold Cayman Zhongtian and each of its officers and directors (the “Cayman Zhongtian Representatives”) harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by Cayman Zhongtian or any of Cayman Zhongtian Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.  Anything to the contrary notwithstanding, neither the Company nor any other member of the Seller Group, either alone or in the aggregate, shall be be required to pay, in the aggregate, Losses under this Agreement (including without limitation this Section 8.02) in excess of the fair value of the outstanding shares of Cayman Zhongtian immediately prior to the execution and delivery of this Agreement.

8.03    Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by Cayman Zhongtian or any Cayman Zhongtian Representative or by the Company or any Company Representative, against the other, as the case may be (each an “Indemnitee”), under the provisions of this Article VIII (an “Indemnity Claim”), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to Cayman Zhongtian Representative, who shall be KAEYO Investments Ltd., 5 Aharonson Street, Ra'anana 43399, Israel, or the Company, as the case may be. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim; and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, Cayman Zhongtian Representative or the Company, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a “Contest”) or to accept liability hereunder. If Cayman Zhongtian Representative or the Company, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, Cayman Zhongtian Representative or the Company, as the case may be, will be deemed to accept liability as it relates to the Exchange Consideration. In such event, the Indemnitee will deliver a Notice to Cayman Zhongtian that there is a determination of liability to this Section 8.03 and Cayman Zhongtian shall be instructed to adjust the Exchange Consideration. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration at a venue to be located in Cayman Islands. The arbitrators shall be selected by the mutual agreement of the parties. If the parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the proper arbitration authority in Cayman Islands shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the laws of the State of New York and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Cayman Zhongtian so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Cayman Zhongtian that there is a determination of liability pursuant to this Section 8.03 and Cayman Zhongtian shall adjust the Exchange Consideration deposit accordingly.

ARTICLE IX
GENERAL PROVISIONS

9.01           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)
if to Cayman Zhongtian, to:
Zhongtian Mould Technologies, Inc.
c/o Codan Trust Company (Cayman) Ltd.
Cricket Square, Hutchins Drive
Grand Cayman, KY1-1111
Cayman Islands
Tel: 345-945-3901
Fax: 345-945-3902

Copy to:
Anslow & Jaclin LLP
Attn:  Gregg E. Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726Tel: 732-409-1212
Fax: 732-577-1188

(b)
if to the Company, to:

ZHUANG Heping
Jinjiang Zhongtian Mould Company Limited
No.100 Bin-Yang Road, Fang-Jiao New Village
Chen－dai Town, Jinjiang City
Fujian Province, China
Tel:0086-13905979177
Fax：0086-595-85192803

Copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Jie Xiu, Esq.
(212) 704-6018 phone
(212) 704-5904 fax

9.02    Definitions. For purposes of this Agreement:

(a)  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)  “material adverse change” or “material adverse effect” means, when used in connection with the Company or Cayman Zhongtian, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Cayman Zhongtian to the consummation of the Exchange);

(c)  “person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity; and

(d) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03    Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.04    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court located in Cayman Islands, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08      Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.10     Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

9.11     Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

ZHONGTIAN MOULD TECHNOLOGIES, INC.
By:	/s/ Yoel Neeman
Name: Yoel Neeman
Title: Chief Executive Officer and Chairman

SINO-MOULD INTERNATIONAL COMPANY LIMITED

By:	/s/ Lin Chin Piao
Name: Lin Chin Piao
Title: Director

JINJIANG ZHONGTIAN MOULD CO., LIMITED

By:	/s/ ZHUANG Heping
Name: ZHUANG Heping
Position: Chief Executive Officer

Sellers
Zhongmo Investment Holdings Corp.
By:	/s/ Lin Chin Piao
Name: Lin Chin Piao Title: Director

Eon Capital International Inc.
By:	/s/ Huang Qiang
Name: Huang Qiang Title: Director